Exhibit 99.4

745 Seventh Avenue New York, NY 10019 United States
June 22, 2009
CONSENT OF BARCLAYS CAPITAL INC.
We hereby consent to (i) the inclusion of our opinion letter, dated May 11, 2009, to the Board of Directors of Foundation Coal Holdings, Inc. (the “Company”), as Annex C to the joint proxy statement/prospectus that forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of the Company, as filed by the Company on June 22, 2009 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Alpha Natural Resources, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings (a) SUMMARY — Opinions of Financial Advisors, (b) THE MERGER — Background of the Merger, (c) THE MERGER — Foundation’s Reasons for the Merger and Recommendation of Foundation’s Board of Directors, (d) THE MERGER — Opinion of Foundation’s Financial Advisor and (e) ANNEXES — Opinion of Barclays Capital Inc.
In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours, BARCLAYS CAPITAL INC.
By:	/s/ Gary Posternack
Name:	Gary Posternack
Title:	Managing Director